PROMISSORY NOTE

$450,000.00	[Orlando, FL]
February [3], 2006

David N. Weiker Sr., ("Maker") hereby promises to pay to the order of Robert Simpson ("Lender"), his successors and assigns, in lawful money of the United States of America, the lesser of Four Hundred Fifty Thousand DOLLARS ($450,000.00) or the principal balance outstanding under this Promissory Note, together with accrued and unpaid interest thereon, at the rate or rates set forth below and on the dates and in the amounts set forth below.

The unpaid principal amount of this Promissory Note shall bear interest at a rate per annum equal to five percent (5%) calculated on the basis of a 365 day year and the actual number of days elapsed. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Promissory Note.

The principal amount of this Promissory Note shall be payable in four consecutive quarterly payments over a period of twelve months commencing on the date hereof and each such quarterly payment shall be in the amount of One Hundred Twelve Thousand Five Hundred Dollars ($112,500) plus all accrued and unpaid interest thereon. Accordingly, such payments shall be due and payable on May ___, 2006, August 3, 2006, November 3, 2006 and February 3, 2007 (the "Maturity Date") at which time all outstanding principal and accrued and unpaid interest shall be due and payable in full.

This Promissory Note may be prepaid in whole or in part at any time, without premium or penalty.

In the event that Maker shall (i) fail to pay when due (whether at maturity, by reason of acceleration or otherwise) any principal of or interest on this Promissory Note or (ii) breach any of the covenants or agreements set forth in Section 5 or 6 if that certain Series C Preferred Stock Purchase Agreement, dated the date hereof, by and between Maker and Lender (each of (i) and (ii) being an "Event of Default"), then (A) if such payment of principal or interest is not made within 5 days of the due date, then Lender may declare all obligations (including without limitation, outstanding principal and accrued and unpaid interest thereon) under this Promissory Note to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (B) such overdue amounts shall bear interest at a rate per annum equal to the otherwise applicable rate pursuant to paragraph 2 above plus five percent (5)% per annum.

This Promissory Note is secured pursuant to that certain Security Agreement, dated as of the date hereof, by and between Maker and Lender. Notwithstanding anything to the contrary contained herein or in the Security Agreement, but without in any manner impairing the validity of this Promissory Note, the Security Agreement or any security interest created thereof, in the event of any default under the terms of this Promissory Note, Lender will not hold Maker personally liable for payment of the obligations evidenced by this Promissory Note or for any other sums due as a result of any defaults under this Promissory Note, and the sole recourse of Lender for any and all such defaults shall be by exercise of the remedies provided in the Security Agreement.

Maker hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Promissory Note. The Maker shall pay all costs of collection when incurred, including reasonable attorneys' fees, costs and expenses.

This Promissory Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of Nevada without regard to principles of conflict of laws.

This Promissory Note may only be amended, modified or terminated by an agreement in writing signed by the party to be charged. This Promissory Note shall be binding upon the heirs, executors, administrators, successors and assigns of the Maker and inure to the benefit of the Lender and its permitted successors, endorsees and assigns. This Promissory Note shall not be transferred without the express written consent of Lender, provided that if Lender consents to any such transfer or if notwithstanding the foregoing such a transfer occurs, then the provisions of this Promissory Note shall be binding upon any successor to Maker and shall inure to the benefit of and be extended to any holder thereof.

/s/ David N. Weiker Sr.
Signature of Maker

David N. Weiker Sr.
Print Name

Address of Maker's Principal Residence:

1506 Elkstone Ct.
Castleberry, FL 32707